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                                  EXHIBIT 10.9

September 30, 2001

Cary M. Grossman
McFarland, Grossman & Company, Inc.
9821 Katy Freeway
Suite 500
Houston, Texas 77024

Dear Cary:

     This Letter Agreement (this "Agreement") will describe the modifications to the compensation arrangement for your services as the nonemployee Chairman of the Board of Directors of Pentacon, Inc. (the "Company") pursuant to the agreement dated May 9, 2001, which was effective beginning April 24, 2001. It is anticipated that these modifications will take effect as of October 1, 2001; however, this Agreement and its terms are subject to the approval of the Company's Committee on Director Affairs and the Board of Directors.

     1. Effective October 1, 2001, your role as nonemployee Chairman of the Company's Board of Directors is expected to involve significant additional time on your part in connection with the Corporation's analysis of various issues and alternatives related to corporate financial planning; financing arrangements, and other strategic alternatives. Accordingly, you agree that you will spend at least eighty percent (80%) of your work-related time in connection with your duties as Chairman.

     2. In order to reflect the additional time commitment on your part, your monthly cash Chairman's fee will be increased from $6,500 to $17,000, payable semimonthly. This amount is intended to encompass all fees which you be entitled to receive as a director, and accordingly, no separate meeting or committee fees will be payable to you.

     3. As additional compensation, you will receive a fee for any financing, merger, or acquisition completed by the Company which has been or is initiated since May 9, 2001,and is completed during or within six months after this Agreement is terminated. The fee will be determined as follows: (1) For a financing, 1% of any new capital received by the Company in exchange for the issue of preferred or common stock, .75% of any new capital received by the Company in the form of subordinated debt, and .25% of any new capital received in the form of senior debt (computed by reference to the amount available to be drawn under the facility at the time of its initial funding), and (2) For a sale of the Company, merger, or acquisition by the Company, .25% of the value of the transaction. The transaction value will include cash, securities, payments for non-compete agreements (not associated with any employment agreement), promissory notes, and all other consideration (including, without limitation, earn-outs and other contingent payments) exchanged in the transaction and upon which the value was established. The foregoing notwithstanding, the maximum fee to be earned pursuant to this provision is $250,000.

     4. You agree to resign from the Company's Audit Committee, effective immediately.

     5. At the Company's sole discretion, it may upon three months advance written notice to you, (a) terminate the relationship and compensation arrangement described in this letter, or (b) revert back to the relationship and compensation arrangement described in the letter agreement dated May 9, 2001; provided, however, that any fee which would be owing to you pursuant to the fee arrangement described in paragraph 3 of this Agreement will survive any such termination in accordance with the terms of paragraph 3.

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     All other terms and conditions of the agreement dated May 9, 2001 remain the same.
     If you are in agreement with the foregoing, please execute and return a copy of this Agreement to the Company.

                                     PENTACON, INC.

                                     By: /s/ ROBERT L. RUCK
                                        ----------------------------------------
                                     Name:   Robert L. Ruck
                                          --------------------------------------
                                     Title:  CEO
                                          --------------------------------------

Agreed and Accepted
This 3rd day of October, 2001

 /s/ CARY M. GROSSMAN
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Cary M. Grossman